Tidal Trust I 485BPOS

Exhibit 99.(i)(xxxvi)

December 22, 2025

Tidal Trust I

234 West Florida Street, Suite 203

Milwaukee, Wisconsin 53204

Ladies and Gentlemen:

We consent to the incorporation by reference in this Registration Statement of our opinion dated June 25, 2025 regarding the sale of an unlimited number of shares of Investor Class Shares and Institutional Class Shares of the ATAC Rotation Fund, a series of Tidal Trust I. In giving this consent, however, we do not admit that we are experts within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.